SSgA Funds Management Inc.

One Lincoln Street

Boston, MA 02111

June 18, 2012

Ryan Louvar, Secretary

SPDR® Series Trust

One Lincoln Street

Boston, MA 02111

Dear Mr. Louvar:

This letter serves to inform the Trust that SSgA Funds Management, Inc. (“SSgA FM”) has contractually agreed to waive a portion of its management fee for SPDR BofA Merrill Lynch Crossover Corporate Bond ETF (the “Fund”) and/or reimburse expenses to the extent necessary to limit the Fund’s total annual operating expenses from 0.40% to 0.30% (before application of any fees and expenses not paid by SSgA FM under the Advisory Agreement (as defined below)). This waiver will remain in effect until October 31, 2015 and shall automatically renew for successive annual periods, unless SSgA FM provides notice to the Fund of its intent not to renew at least ten (10) business days prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Amended and Restated Investment Advisory Agreement, dated September 1, 2003 and as amended from time to time, between the Trust and SSgA FM (“Advisory Agreement”).

SSgA Funds Management, Inc.

By:	/s/ James E. Ross
Name:	James Ross
Title:	President

SPDR Series Trust

By:	/s/ Ryan M. Louvar
Name:	Ryan Louvar
Title:	Secretary